Free Writing Prospectus Filed Pursuant to Rule 433 Registration Number 333-180094 A convenient investment with Ford Credit Earn up to 1.10% • Competitive rates across a range of investment levels • Minimum investment of just $1,000 • 24/7 online access • Investments are redeemable by you at any time FORD INTEREST ADVANTAGE For more information or to see our current rates, visit fordcredit.com/FIA. *Rate as of 8/13/13. Based on investing over $50,000.

Important Investor Information The Notes issued under the Ford Interest Advantage Program are unsecured debt obligations of Ford Motor Credit Company LLC. They are not guaranteed by Ford Motor Company, they are not insured by the Federal Deposit Insurance Corporation and they do not constitute a bank account. Ford Interest Advantage is not a money market mutual fund. As an investment in the debt of one company (Ford Credit), the Notes do not meet the diversification or investment quality standards for money market funds set forth in the Investment Company Act of 1940. The Notes available through Ford Interest Advantage are issued by Ford Motor Credit Company and are offered only in the United States. This does not constitute an offer to sell or a solicitation to invest in the Notes in any jurisdiction in which such offer or solicitation is not authorized, or to any person to whom it is unlawful to make such offer or solicitation in any such jurisdiction. U.S. citizens and resident aliens with U.S. Taxpayer ID (e.g. Social Security number) may apply. Ford Credit has filed a registration statement (including a prospectus) with the Securities and Exchange Commission relating to the offering of Ford Interest Advantage Notes. Before you invest, you should read the prospectus in the Registration Statement and the other documents Ford Credit has filed with the SE C for more complete information about Ford Credit and the Ford Interest Advantage Note Program. The documents can be obtained free of charge through EDG AR on the SE C website at www.sec.gov. Alternatively, Ford Credit will send you a prospectus upon request by calling 1-800-462-2614. FMCFIAIN113Q3 To speak with one of our representatives, call 1-800-462-2614.